Prospectus Supplement No. 3                     Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated September 1, 2000)               Registration No. 333-37156


                              [LOGO OF INTERLIANT]

            $154,825,000 7% Convertible Subordinated Notes due 2005 and 2,915,726 shares of Common Stock Issuable upon Conversion of the Notes

   This prospectus supplement relates to the resale by the holders of 7% Convertible Subordinated Notes due 2005 of Interliant, Inc. and the shares of common stock of Interliant issuable upon the conversion of the notes.

   This prospectus supplement should be read in conjunction with the prospectus dated September 1, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

   The information in the table appearing under the heading "Selling Securityholders" in the prospectus is superseded in part by the information appearing below.

                           Principal Amount                Common
                               of Notes      Percent of     Stock     Common
                          Beneficially Owned    Total    Owned Prior  Stock
                              and Offered    Outstanding to the Note  Offered
                               Hereby(1)       Notes(2)  Offering(3) Hereby(1)
          NAME            ------------------ ----------- ----------- --------
Merrill Lynch, Pierce,
 Fenner & Smith, Inc. ...      $750,000            *       14,124     14,124

--------
*  Less than one percent.
(1) Assumes offer and sale of all notes and shares, although selling securityholders are not obligated to sell any notes or shares of common stock.
(2) Based upon an aggregate amount of $154,825,000 notes outstanding as of April 30, 2000. This aggregate amount does not include the $10.0 million in aggregate principal amount of convertible notes that were sold by us to Microsoft Corporation in March 2000 which have substantially the same terms as the notes offered herein and which will be registered under a separate registration statement.
(3) Share amounts assume conversion of the notes, at an assumed conversion rate of 18.8324 shares per $1,000 principal amount of notes.

   Investing in the notes or our common stock involves significant risks, including those described in the "Risk Factors" section beginning on page 3 of this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is trustful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

          The date of this prospectus supplement is November 30, 2000.